Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO: Daniels Corporate Advisory Company, Inc.

As independent registered certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, dated February 23, 2014 included in Daniels Corporate Advisory Company, Inc. Annual Report on Form 10-K for the year ended November 30, 2014, and to all references to our Firm included in this Registration Statement.

/s/ John Scrudato CPA,

John Scrudato CPA

Califon, NJ

August 12, 2015